Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SXC Health Solutions Corp.:
We consent to the incorporation by reference of our report dated March 14, 2008, with respect to the consolidated balance sheet of SXC Health Solutions Corp. as of December 31, 2007 and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2007 and 2006, which report appears in the December 31, 2008 annual report on Form 10-K of SXC Health Solutions Corp, incorporated by reference herein.
Our audit report refers to a change in accounting for income tax uncertainties.
/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
June 3, 2009